Exhibit 99.1
Calumet Specialty Products Partners, L.P. Announces Public Offering of Common Units
INDIANAPOLIS, Nov. 9 /PRNewswire-FirstCall/ — Calumet Specialty Products Partners, L.P. (Nasdaq: CLMT) (the “Partnership” or “Calumet”) announced today that it plans to offer 2,800,000 common units pursuant to an effective shelf registration statement on Form S-3, as amended, previously filed with the Securities and Exchange Commission. To the extent that the underwriters sell more than 2,800,000 common units in the offering, they have the option to purchase up to an additional 420,000 common units from the Partnership.
The Partnership intends to use the net proceeds from the offering to fund a portion of the cash consideration payable at the closing of its previously announced acquisition of Penreco and to repay borrowings under its revolving credit facility.
Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith, Incorporated will act as joint book-running managers of the offering. The co-manager for the offering is Deutsche Bank Securities. A copy of the preliminary prospectus supplement and the accompanying prospectus, and, upon completion, the final prospectus supplement and the accompanying prospectus relating to this offering may be obtained by contacting Goldman, Sachs & Co. at 85 Broad Street, New York, New York 10004, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 4 World Financial Center, New York, New York 10080 or at 1-866-471-2526.
This news release does not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.
The Partnership is a leading independent producer of high-quality, specialty hydrocarbon products in North America. The Partnership processes crude oil into customized lubricating oils, solvents and waxes used in consumer, industrial and automotive products. The Partnership also produces fuel products including gasoline, diesel fuel and jet fuel. The Partnership is based in Indianapolis, Indiana and has three refineries located in northwest Louisiana.
Some of the information in this release may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. These forward-looking statements involve risks and uncertainties that are difficult to predict and may be beyond the Partnership’s control. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements included in this release as well as the Partnership’s most recent Form 10-K and Form 10-Q and its Current Report on Form 8-K filed with the Securities and Exchange Commission on November 9, 2007, which could cause the Partnership’s actual results to differ materially from those contained in any forward-looking statement. The Partnership undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.